UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2023

Windtree Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39290	94-3171943
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 Kelly Road, Suite 100, Warrington, Pennsylvania	18976
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (215) 488-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	WINT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On April 20, 2023, Windtree Therapeutics, Inc. (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc., as the sole underwriter (the “Underwriter”), relating to the issuance and sale in a public offering (the “Offering”) of 3,686,006 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and accompanying warrants exercisable for an aggregate of 3,686,006 shares of Common Stock (the “Common Warrants”), as well as up to 552,900 additional shares of Common Stock and additional Common Warrants to purchase up to an aggregate of 552,900 shares of Common Stock that may be purchased pursuant to a 45-day option to purchase additional securities granted to the Underwriter by the Company, which option was exercised in full. The public offering price for each share of Common Stock and accompanying Common Warrant to purchase one share of Common Stock was $2.93.

The Offering, including the additional shares of Common Stock and Common Warrants sold pursuant to the full exercise of the Underwriter’s option, closed on April 24, 2023.

The net proceeds from the Offering, including the additional shares of Common Stock and Common Warrants sold pursuant to the full exercise of the Underwriter’s option, and after deducting underwriting discounts and commissions and other estimated Offering expenses payable by the Company and excluding any net proceeds from the exercise of the Common Warrants, were approximately $10.8 million. The Company intends to use up to $3.5 million of the net proceeds of the Offering to extend enrollment and complete a Phase 2 clinical trial for istaroxime in cardiogenic shock, with the remainder of the net proceeds being used for working capital and other general corporate purposes.

In connection with the Offering, the Company entered into a Warrant Agency Agreement with Continental Stock Transfer & Trust Company (“Warrant Agreement”) pursuant to which Continental Stock Transfer & Trust Company agreed to act as warrant agent with respect to the Common Warrants.

The Underwriting Agreement contains customary representations, warranties, covenants and closing conditions and customary indemnification rights and obligations of the parties. Pursuant to the Underwriting Agreement, the Company has also agreed to be subject to a lock-up period of 75 days following the date of the Underwriting Agreement in respect of certain equity issuances, subject to certain exceptions set forth in the Underwriting Agreement.

Each Common Warrant has an initial exercise price per share equal to $2.93. The Common Warrants are immediately exercisable upon issuance and may be exercised at any time until the five year anniversary of the original issuance date thereof. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Common Stock and the exercise price. Subject to limited exceptions, a holder may not exercise any portion of its Common Warrants to the extent that the holder would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of the Company’s outstanding common stock after exercise.

There is no trading market available for the Common Warrants on any securities exchange or nationally recognized trading system. The Company does not intend to list the Common Warrants on any securities exchange or nationally recognized trading system.

All securities issued in the Offering (including the shares of Common Stock issuable from time to time upon exercise of the Common Warrants) were offered pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-269775), which became effective on April 19, 2023, including a prospectus contained therein, and a registration statement on Form S-1MEF (File No. 333-271342), which became automatically effective upon filing on April 19, 2023.

The Underwriting Agreement and Warrant Agreement, which includes the form of global Common Warrant, are filed as Exhibits 1.1 and 4.1 hereto, respectively, and are incorporated by reference into this Current Report on Form 8-K. The foregoing description of the terms of the Underwriting Agreement, form of Common Warrant and form of Warrant Agreement are qualified in their entirety by reference to such exhibits.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

1.1	Underwriting Agreement, dated April 20, 2023, by and between the Company and Ladenburg Thalmann & Co. Inc.

4.1	Warrant Agency Agreement (including form of global Common Warrant), dated April 24, 2023, by and between the Company and Continental Stock Transfer & Trust Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 24, 2023	Windtree Therapeutics, Inc.

	By:	/s/ Craig E. Fraser
Name: Craig E. Fraser
Title: President and Chief Executive Officer